                                                                   Exhibit 10.28

                              EMPLOYMENT AGREEMENT
                              --------------------


         AGREEMENT by and between Simmons Company, a Delaware corporation (the "Company") and Zenon S. Nie (the "Executive"), dated as of the 15th day of November, 1993.

         1. EMPLOYMENT PERIOD. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending on the third anniversary of such date (the "Employment Period"); provided, however, that unless previously terminated, the Employment Period shall be automatically extended so as to terminate three years from each ensuing day, unless the Company shall give notice to the Executive that the Employment Period shall not be so extended, in which event the Employment Period shall terminate on the third anniversary of such notice.

         2. TERMS OF EMPLOYMENT. (a) POSITION AND DUTIES. (i) Commencing on the date hereof and for the remainder of the Employment Period, the Executive shall be Chief Executive Officer of the Company and shall have such duties, responsibilities, and authority as shall be consistent therewith. Commencing on January 1, 1994, the Executive shall be Chairman of the Board of Directors of the Company. From and after the date hereof, the Executive shall serve on the Company's Board of Directors.

         (ii) During the Employment Period, and excluding any periods of vacation, permitted leaves of absence and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time, effort and skill, to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully and efficiently such responsibilities, except that Executive shall have the right to make passive investments in businesses or entities not related to, and which do not directly or indirectly compete with, the business of the Company and its subsidiaries

         (b) COMPENSATION (i) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $375,000. The Annual Base Salary shall be paid in accordance with the Company's normal payroll practices. During the Employment Period, the Annual Base Salary shall be reviewed (for purposes of increases only) by the Board of Directors from time to time as they determine. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

         (ii) ANNUAL BONUS. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") based on the Company's achievement of its annual financial plan approved by the Board of Directors as follows :


                     % of Plan            Bonus as % of Salary
                     ---------            --------------------
         Less than 90                              0
          at least 90 but less than 100           37.5
         at least 100 but less than 110           50
         at least 110 but less than 120           75
                  120 or more                    100

         To the extent that the percentage of plan achieved falls between the amounts described above, the bonus as a percentage of salary shall be equitably pro rated. Notwithstanding the foregoing, the Executive shall be entitled to a bonus with respect to 1993 of $30,000 and a minimum bonus with respect to 1994 of 37.5% of his Annual Base Salary. Each such Annual Bonus shall be paid in accordance with the Company's normal payroll practices, but in no event later than April 1 of the respective years.

         (iii) STOCK OPTIONS. The Executive shall be granted on the date hereof a nonqualified stock option to acquire 350,000 shares of the Company's common stock at a price of $2.75 per share and will be granted no later than April 30, 1994 an additional option to acquire 350,000 shares at a price equal to the fair market value of the Company's Common Stock on December 31, 1993 as determined by Houlihan, Lokey, Howard & Zukin (together, the "Options") . The Options shall vest and become exercisable with respect to 20% of the shares subject to the Options upon grant, and with an additional 20% vesting on each anniversary of the date of grant. In the event of a Change of Control (as defined below) , all Options will vest immediately. For purposes of this Agreement, a "Change of Control" means either (i) a sale of all of the stock or substantially all of the assets of the Company whether by merger or otherwise, or (ii) a transaction following which Merrill Lynch Capital Partners, Inc. and its affiliates cease to be in the aggregate the largest stockholders of the Company other than the Simmons Company Employee Stock Ownership Plan. The Options shall be evidenced by one or more option agreements in substantially the form attached hereto as EXHIBIT A.

         (iv) SAVINGS AND RETIREMENT PLANS. During the Employment Period, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company.

         (v) WELFARE BENEFIT PLANS. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, and where applicable, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company. The Company shall provide the Executive with term life insurance in an amount equal to four times his Annual Base Salary.

         (vi) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred on behalf of the Company by the Executive, which expenses shall be ac-counted for and evidenced in accordance with the Company's normal policies.

         (vii) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to payment of dining and country club dues and membership fees, and an automobile of his choice and payment of related expenses.

         (viii) VACATION. During the Employment Period, the Executive shall be entitled to four weeks of paid vacation .

         3. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 8(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative .

         (b) CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

         (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company, after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

         (ii) the willful engaging by the Executive in felonious illegal conduct or gross misconduct or other conduct materially injurious to the Company, or

         (iii) a material breach of this Agreement; which is not cured by the Executive within a reasonable period after the Company has provided him with notice of such breach .

         (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

         (i) the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

         (ii) any material failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

         (iii) any material breach of this Agreement.

         (d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice)
 . The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

         (e) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         4. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

         (i) the Company shall pay to the Executive the aggregate of the following amounts:

             A. within 30 days after the Date of Termination, the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) a pro rata Annual Bonus for the year in which the Date of Termination occurs based on the Company's annualized actual performance, (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid and (4) any expenses for dining and country club dues and membership fees described in Section 2(b) (vii) that have been incurred before the Date of Termination and cannot be eliminated by resignation promptly following the Date of Termination (the sum , of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

             B. Executive's Annual Base Salary for three years after the Date of Termination payable when Annual Base Salary would have been paid if the Executive were still employed by the Company;

         (ii) all Options shall become immediately exer-cisable and vested;

         (iii) for three years after the Executive's Date of Termination, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b) (v) of this Agreement if the Executive's employment had not been terminated;

         (iv) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion provided that the total cost of such services shall not exceed fifteen percent of the Annual Base Salary as in effect immediately before the Date of Termination;

         (v) until the later of (A) the third anniversary of the Date of Termination or the expiration of the lease of the automobile provided pursuant to Section 2(b) (vii) or (B) the 180th day after the Date of Termination, the Company shall continue to provide such automobile and pay the related expenses; and

         (vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

         (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits and (iii) for six (6) months after the Executive's death, the continuation of benefits to the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b) (v) of this Agreement if the Executive's employment had not been terminated. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

         (c) DISABILITY, If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or pro- vision of Other Benefits, and (iii) to the extent not provided through Other Benefits, cash disability benefits from the Disability Effective Date through the date on which the Executive would attain the age of 65 equal, on an annualized basis, to 66-2/3 percent of the Executive's Annual Base Salary as in effect immediately before the Disability Effective Date. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

         (d) CAUSE; OTHER THAN FOR GOOD REASON, If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, together with any accrued interest or earnings thereon, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Upon a termination of the Executive's employment for Cause by the Company or by the Executive without Good Reason, the Executive shall forfeit all Options that are not vested on the Date of Termination.

         5. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         6. CONFIDENTIAL INFORMATION AND NONCOMPETITION

         (a) The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Employment Period, except to the extent reasonably necessary in the performance of the duties under this Agreement, or after the Employment Period, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except (i) as required by law, (ii) if and to the extent reasonable or necessary (including to employees and agents of the Company), to perform his duties hereunder, and (iii) in the event such information becomes publicly available other than as a result of Executive's breach of this Section 6 (a). The Executive will not make use of this type of information for his own purposes or for the benefit of an y person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda and other information or materials relating to the business of the Company (whether created by the Executive or otherwise coming into his possession) are confidential and will remain the property of the Company.

         (b) The Executive agrees that during the Employment Period and (i) in the case of a termination of the Executive's employment for Cause, for the period of twelve (12) months following the Date of Termination and (ii) in the case of any other termination of the Executive's employment with the Company, for the period of thirty-six months following such termination (the "Noncompetition Period"), he will not engage in any activity that is competitive in any material respect with the business conducted by, or that would have an adverse impact on the business or prospects of, the Company or, to the extent that any affiliate or associate of the Company is engaged in the business of the Company, the business or prospects of any affiliate or associate of the Company. Such prohibited activity shall include, but not be limited to, any management, ownership or distribution activity connected with or related to any business engaged in by the Company. The Executive will not, during such period, solicit any members of the then-current customers or suppliers of the Company. During the Noncompetition Period, the Executive shall not, and shall cause any person or entity with which he is affiliated not to, solicit or induce, or attempt to solicit or induce, any employee of the Company or any of its subsidiaries to leave the employment of the Company or of any of its subsidiaries to work for the Executive or any person or entity with which he is affiliated. During the Noncompetition Period, the Executive shall not, and shall cause any person or entity with which he is affiliated not to, solicit or induce, or attempt to solicit or induce, any person who was employed by the Company or any of its subsidiaries on a full-time basis during the 90 days immediately prior to the termination of the Executive's employment to accept employment with the Executive or with any person or entity with which he is affiliated.

         (c) The Company's obligations under the terms of this Agreement will cease upon any violation of the provisions of this Section 6 by the Executive.

         (d) The parties desire that the provisions of this Section 6 be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought. If any portion of this Section 6 is judged to be invalid or unenforceable, this Section 6 will be deemed to be amended to the extent necessary to ensure that this Section 6 will be enforceable to the maximum extent permissible under applicable law.

         7. SUCCESSORS. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         8. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


         If to the Executive:
         --------------------


              Zenon S. Nie
              8490 Sentinae Chase Drive
              Roswell, Georgia 30076


         If to the Company:
         ------------------


              Simmons Company
              One Concourse Parkway
              Suite 600
              Atlanta, Georgia 30328

              Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (f) The Company agrees to reimburse the Executive for all reasonable legal fees incurred by him in the negotiation and preparation of this Agreement.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                         ZENON S. NIE

                                         /s/ Zenon S. Nie
                                         --------------------



                                         SIMMONS COMPANY

                                         By /s/ R.K. Barton
                                         --------------------

                               AMENDMENT NO. 1
                                      TO
                             EMPLOYMENT AGREEMENT
                             --------------------



         This AMENDMENT NO. 1 dated as of October 5, 1995, to that certain Employment Agreement by and between Simmons Company, a Delaware corporation (the "Company") and Zenon S. Nie (the "Executive"), dated as of the 15th day of November, 1993 (the "Agreement") .

         The Agreement is hereby amended to the extent set forth below. All other provisions of the Agreement shall remain in full force and effect.

         A. "3. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY" is hereby amended in its entirety to read as follows:

            "The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below) , it may give to the Executive written notice in accordance with Section 8(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date" ) , provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform as an executive officer on a part-time or full-time basis for 180 days within any twelve (12) month period as a result of mental or physical illness or due to an accident or accidents, and which incapacity is determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative."

         B. A new subsection 2(c) is hereby added to "Section 2. TERMS OF EMPLOYMENT" to read in its entirety as follows:

            (c) RELOCATION. The Executive shall not be required to relocate more than seventy-five (75) miles from the Atlanta, Georgia metropolitan area; provided, however, that the Executive shall be required to travel as the reasonable needs of the business requires.


         IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written .


                                                 ZENON S. NIE

                                                 /s/ Zenon S. Nie
                                                 --------------------


                                                 SIMMONS COMPANY

                                                 By: /s/ Ken Barton
                                                    ------------------

                                AMENDMENT NO. 2
                                       TO
                              EMPLOYMENT AGREEMENT

         This Amendment No. 2 dated as of June 29, 1998 (this "Amendment"), to the Employment Agreement by and between Simmons Company, a Delaware corporation (the "Company), and Zenon S. Nie (the "Executive") dated as of the 15th day of November, 1993, as amended by Amendment No. 1 dated as of October 5, 1995 (the "Agreement").

         The Agreement is hereby amended to the extent set forth below, such amendments to be effective solely upon the later to occur of(i) an "Approved Sale" (as defined in that certain Stock Option Agreement dated as of March 22, 1996, between Simmons Holdings, Inc., a Delaware corporation, and the Executive) and (ii) the affirmative vote of persons owning, prior to the occurrence of such Approved Sale, more than 75% of the voting power of all outstanding stock of the Company. All other provisions of the Agreement shall remain in full force and effect.

         A. Section 1 is hereby amended to read in its entirety as follows:

         "The Company hereby agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for a period (the "Period of Employment") which commences on the date hereof (the "Effective Date") and continues for three years following the Effective Date; provided, however, that the Period of Employment shall, from and after the Effective Date, be automatically extended so as to terminate three years from each ensuing day, unless the Company shall give notice to the Executive that the Period of Employment shall not be so extended, in which event the Period of Employment shall terminate on the third anniversary of such notice. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided herein."

         B. Section 2(a)(ii) is hereby amended by adding the following paragraph directly below the existing paragraph:

         "Nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time to charitable and community activities (including serving on charitable organization boards or similar bodies) or the management of the Executive's investment assets, provided such activities do not interfere with the performance by the Executive of the Executive's duties hereunder. Furthermore, service by the Executive on the boards of directors of up to two noncompeting companies shall not be deemed to be a violation of this Agreement, provided such service does not interfere with the performance of the Executive's duties hereunder."

         C. Section 2(b)(i) is hereby amended by adding the following sentence to the end of such section:

         "The Annual Base Salary in effect as the date hereof is $575,000."

         D. Section 2(b)(ii) is hereby amended to read in its entirety as follows:

         "(ii) ANNUAL BONUS. In addition to Annual Base Salary, the Executive shall be awarded for each fiscal year ending during the Employment Period, an Annual Bonus (the "Annual

Bonus") based on the Company's achievement of its annual financial plan approved by the Board of Directors as follows:


                                                    ANNUAL BONUS AS %
            % OF PLAN                             OF ANNUAL BASE SALARY
            ---------                             ---------------------

          Less than 90.0%                                   0%

              90.0%                                       60.0%

             100.0%                                       80.0%

Increment for each percentage point over 100%              7.5%


         To the extent that the percentage of plan achieved falls between the amounts described above, the bonus as a percentage of salary shall be equitably pro rated. Each such Annual Bonus shall be paid in accordance with the Company's normal payroll practices, but in no event later than April 1 of the year following that in which it is earned."

         E. Section 2(vi) is hereby amended by adding the following at the end of such section:

         "Notwithstanding anything to the contrary contained herein, Executive shall be entitled to reimbursement of all such reasonable expenses incurred as of the date of Executive's termination pursuant to Section 3 below.

         F. Section 3(b) is hereby amended by adding the following at the end of such section:

         "The failure of the Company's actual operating results to meet or exceed the financial plan as approved by the Board of Directors shall not constitute "Cause" for purposes of this Agreement, PROVIDED that such failure or lack thereof shall not mean that Executive's employment hereunder cannot be terminated for "Cause", as defined in this Agreement, due to other facts and circumstances."

         G. Section 3(c)(i) is hereby amended by adding the following words directly after the words "receipt of notice thereof given by the Executive":

         "; provided, however the parties agree that "Good Reason" will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following an "Approved Sale", provided that the Executive continues to serve as the Chief Executive Officer of such subsidiary or division and such subsidiary or division is comparable in size to the organization consisting of the Company and its subsidiaries."

         H. Section 4(a)(i)(A)(2) is hereby amended to read in its entirety as follows:

         "a pro rata Annual Bonus for the number of days having elapsed, as of the Date of Termination, in the year in which the Date of Termination occurs based on the Company's actual performance compared to its annual financial plan approved by the Board of Directors over the number of full calendar months elapsed as of the Date of Termination, calculated as follows:


                                                  ANNUAL BONUS AS %
                    % OF PLAN                   OF ANNUAL BASE SALARY
                    ---------                   ---------------------
Less than 90.0%                                          0%

90.0% - 102.5%                                        80.0%

Greater than 102.5%                   80.0% PLUS 7.5% for each percentage point
                                                  over 100% of Plan

, PROVIDED that in determining actual performance compared to plan, a period of not less than three full calendar months shall be used, such that if the Date of Termination falls within the first quarter of any fiscal year, such three full calendar months shall include the necessary number of the immediately preceding full months from the prior fiscal year,"

         I. Section 4(a)(i)(A)(4) shall be amended by adding the following words immediately after the words "any expenses":

         "or obligations";

         J. Section 4(a)(i)(B) is hereby amended in its entirety to read as follows:

         "For a period of three years following the Date of Termination, Executive's Annual Base Salary as in effect immediately before the Date of Termination."

         K. A new section 4(a)(i)(C) is hereby added to read in its entirety as follows:

         "For a period of one year following the Date of Termination, an Annual Bonus in the amount of 80% of the Executive's Annual Base Salary as in effect immediately before the Date of
Termination."

         L. Section 4(a)(vi) is hereby amended by adding the following words directly after the words "hereinafter referred to as the "Other Benefits")":

         "PROVIDED, HOWEVER, that except as provided in Sections 4(a)(i)(A)(4) and 4(a)(v), the Executive shall not be entitled, after the Date of Termination, to those fringe benefits to be provided to the Executive during the Employment Term pursuant to Section 2(b)(vii); and"

         M. A new Section 4(a)(vii) is hereby added to read in its entirety as follows:

         "(vi) in lieu of the payments described in Sections 4(a)(i)(B) and (C) hereof, unless Executive expressly requests in writing within five business days after the Date of Termination to receive the installment payment procedure set forth in Sections 4(a)(i)(B) and (C), the Company shall pay the total of the Executive's Annual Base Salary payments and Annual Bonus payments described in Sections 4(a)(i)(B) and (C) in a single sum within thirty (30) days following the Date of Termination."

         N. A new section 4(e) is hereby added to read in its entirety as follows:

         "(e) SECTION 280G PROTECTION.

              (i) If, on the Date of Termination, the Company (and every member of the "affiliated group" within the meaning of Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code") of which the Company is a member) is an entity as to which no stock was readily tradable on an established securities market (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code), the Company shall make a cash payment to the Executive at the time set forth below equal to the amount of excise taxes (the "Excise Tax Gross-up Payment") which Executive is required to pay pursuant to Section 4999 of the Code as a result of any payments made by or on behalf of the Company or any successor thereto being treated as an "excess parachute payment" within the meaning of Section 280G(b) of the Code. In addition to the foregoing, the cash payment due to the Executive under this Section 4(e) shall be increased by the aggregate amount, computed at the highest applicable marginal tax rate, of federal, state and local income, Medicare and excise taxes for which the Executive will be liable on account of such cash payments to be made under this
Section 4(e), such that the Executive will receive the Excise Tax Gross-up Payment net of all income, Medicare and excise taxes imposed on the Executive as a result of his receipt of such Excise Tax Gross-up Payment. The computation of this payment shall be determined, at the expense of the Company, by an independent accounting, actuarial or consulting firm to be mutually agreed upon by the Company and the Executive.

              (ii) Payment of the Excise Tax Gross-up Payment shall be made at such time as the Company shall determine, in its sole discretion, but in no event later than the date which is five (5) business days prior to the due date, without regard to any extension, for filing the Executive's federal income tax return for the calendar year which includes the date as of which the aforementioned "excess parachute payments" are determined. Notwithstanding the foregoing, there shall be no duplication of payments by the Company under this
Section 4(e) in respect of excise taxes under Section 4999 of the Code to the extent that the Company is making cash payments in respect of such excise taxes under any other arrangement with the Executive. In the event that the Executive is liable for excise taxes under Section 4999 of the Code as a result of payments made by the Company or any successor thereto which exceed the amount of excise, income and Medicare taxes used in computing the Executive's payment under this Section 4(e), the Company or its successor shall indemnify the Executive for such additional excise taxes, income taxes, Medicare taxes, interest and penalties on a net, after-tax basis.

         0. Section 6(b) is hereby amended by deleting the first two sentences of such section and adding the following:

         "The Executive agrees that during the Payment Period, he will not be a proprietor, director, officer, employee, five percent or greater stockholder, consultant or partner (or the equivalent thereof) in any business engaged to a material extent in the manufacture or sale of (i) mattresses or box springs or
(ii) any other products which constitute more than ten percent of the Company's revenues at the time that it is in competition with the Company in any market."

         P. Section 6(b) is hereby further amended by adding the following at the end of such section:

         "The Executive understands that the foregoing restrictions may limit the Executive's ability to engage in certain business pursuits during the period provided for above, but acknowledges that the Executive will receive sufficiently higher remuneration and other benefits from the Company hereunder than the Executive would otherwise receive to justify such restriction. The Executive acknowledges that the Executive understands the effect of the provisions of this Section 6(b), that the Executive has had reasonable time to consider the effect of these provisions, and that the Executive was encouraged to and had an opportunity to consult an attorney with respect to these provisions.

         Q. A new section 8(g) is hereby added to read in its entirety as follows:

         "(g) The Company agrees to reimburse the Executive for all reasonable attorney fees and expenses incurred by the Executive to enforce the provisions of this Agreement if Executive's claims are successful; provided, however, that if the Executive's claims are not successful, the Company shall only reimburse 25% of such reasonable attorney fees and expenses."



         IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.


                                               ZENON S. NIE

                                               /s/ Zenon S. Nie
                                               -----------------


                                               SIMMONS COMPANY

                                               /s/ R.K. Barton
                                               ------------------
                                               By:
                                               Title: Sr. VP H.R.